FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS
AND RAISES FULL YEAR FINANCIAL GUIDANCE
Strong first quarter execution with two FDA approvals and submission of a new drug application
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (May 3, 2018) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the quarter ended March 31, 2018, provided a business update, and increased its full year 2018 financial guidance.

Total GAAP revenue for the first quarter of 2018 increased to $146.4 million, 5% higher than the same period last year. The year-over-year increase was driven by the addition of Intrarosa® (prasterone) to the product portfolio, as well as net sales growth from Makena® (hydroxyprogesterone caproate injection) and Cord Blood Registry® (CBR). The company reported an operating loss of $44.9 million in the first quarter of 2018, compared with an operating loss of $40.0 million in the same period last year. Non-GAAP adjusted EBITDA totaled $40.6 million in the first quarter of 2018, compared with $57.6 million in the first quarter of 2017.1

“Strong execution led to the achievement of a number of significant regulatory and business milestones in the first quarter of 2018, including two FDA approvals that provide an opportunity to broaden and extend the Makena and Feraheme brands," stated Bill Heiden, AMAG’s president and chief executive officer. "We've received positive initial market feedback on both the Makena subcutaneous auto-injector and Feraheme broad label launches, and continue to see good progress on the Intrarosa launch. During the first quarter, we also filed the new drug application for bremelanotide and we are initiating programs to educate healthcare providers about diagnosing hypoactive sexual desire disorder. These accomplishments, solid first quarter financial results, and our expectation for continued strong commercial execution allowed us to increase our 2018 full year financial guidance."

First Quarter 2018 and Recent Business Highlights:

•	Secured two U.S. Food and Drug Administration (FDA) approvals

–	Broad intravenous (IV) iron deficiency anemia (IDA) label for Feraheme® (ferumoxytol injection)

–	Makena subcutaneous (SC) auto-injector

•	Submitted a new drug application (NDA) to the FDA for bremelanotide for the treatment of hypoactive sexual desire disorder (HSDD) in premenopausal women

•	Maintained 50% Makena market share and launched the SC auto-injector (March 2018)

–	47% of new patient enrollments through the Makena Care Connection® were prescribed the SC auto-injector in the week of April 23

•	Eight patents covering Makena SC auto-injector were listed in the FDA Orange Book, the last of which expires in 2036

•	Increased Intrarosa weekly market share to 2.8%, with approximately 50,000 total prescriptions written by more than 6,600 healthcare providers since the July 2017 launch

–	High gross-to-net adjustments (low net price) continued, but are expected to improve throughout 2018

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

•	Initiated first wave of multi-faceted Intrarosa digital direct-to-consumer program

•	Launched Feraheme with broad IV IDA label and already capturing additional share

•	Four successive quarters of year-over-year growth in new family enrollments at CBR, which are a strong indicator of upcoming new customer collections and revenues

•	Ended the quarter with $370.6 million of cash and investments, an increase of more than $40 million from year end

•	Increased 2018 full year financial guidance

First Quarter Ended March 31, 2018 (unaudited)
Financial Results (GAAP Basis)
Total revenues for the first quarter of 2018 increased 5% to $146.4 million, compared with $139.5 million in the first quarter of 2017. Intrarosa, which was commercially launched in July 2017, contributed $2.2 million in net sales during the first quarter of 2018. Net product sales of Makena increased 4% to $90.0 million in the first quarter of 2018, compared with $86.5 million in the same period last year. Sales of Feraheme and MuGard® decreased 3% to $25.2 million in the first quarter of 2018, compared with $26.1 million in the first quarter of 2017. The temporary shortage of saline caused by the 2017 hurricane destruction in Puerto Rico, a key manufacturing site for saline, negatively impacted Feraheme sales in the early weeks of the quarter. Service revenue from CBR increased 8% to $29.0 million in the first quarter of 2018, compared with $26.9 million in the same period last year, due in part to continued growth of new family enrollments.

Costs and expenses, including costs of product sales and services, totaled $191.2 million in the first quarter of 2018, compared with $179.5 million for the same period in 2017. This increase was primarily due to higher costs of products sold of $36.3 million, of which $31.5 million was an increase in amortization expense primarily related to the Makena intramuscular intangible asset, and higher selling, general and administrative (SG&A) expenses related to launch activities for the Feraheme expanded label, the Makena SC auto-injector and Intrarosa. The increase in total costs and expenses was partially offset by lower research and development expenses and lower acquired in-process research and development (IPR&D) expenses. Acquired IPR&D expense in 2017 consisted of a one-time, upfront payment of $60 million to Palatin for bremelanotide. Acquired IPR&D expense in 2018 consisted of a $20 million charge to recognize the contingent liability associated with the FDA acceptance milestone that the company expects to pay to Palatin.

The operating loss in the first quarter of 2018 was $44.9 million, compared to an operating loss of $40.0 million for the same period last year. The company reported a net loss of $54.2 million, or $1.59 loss per basic and diluted share, for the first quarter of 2018, compared with net loss of $36.6 million, or $1.06 loss per basic and diluted share for the same period in 2017.

Financial Results (Non-GAAP Basis)1
Going forward, the company will present GAAP revenue only, as historically the only difference between GAAP and non-GAAP revenue was an adjustment to purchase accounting related to CBR deferred revenue, which is now minimal.

Total costs and expenses on a non-GAAP basis totaled $105.7 million in the first quarter of 2018, compared with $83.2 million in the first quarter of 2017. This increase was primarily due to higher SG&A expenses related to investments the company is making to support the launches of the Feraheme broad label, Makena SC auto-injector and Intrarosa.

Non-GAAP adjusted EBITDA for the first quarter of 2018 was $40.6 million, compared to $57.6 million in the first quarter of 2017. Adjusted EBITDA for the first quarter of 2018 was in line with the company's expectations and previously stated plans to invest in the continued development and commercialization of its newer and expanded products to create long-term shareholder value.

Balance Sheet Highlights

As of March 31, 2018, the company’s cash and investments totaled $370.6 million and total debt (principal amount outstanding) was $816.4 million.

"AMAG cleared a number of de-risking milestones during the first quarter of 2018, namely the approval and launch of the subcutaneous auto-injector in advance of potential generic competition and the approval and launch of the broad Feraheme label. These events combined with continued execution across the company give us conviction to increase our financial guidance for the full year," said Ted Myles, AMAG's chief financial officer. "We believe we are well positioned, financially and operationally, to achieve our 2018 company goals, including the updated guidance. We will continue to invest in 2018 to build and grow a broad portfolio of differentiated long-lived assets that we believe will generate significant shareholder value."

Increased 2018 Full Year Financial Guidance2

$ in millions	Previous	Updated
Total revenue	$500 - $560	$540 - $580
GAAP operating loss	($147) - ($117)	($128) - ($108)
Non-GAAP adjusted EBITDA	$100 - $130	$120 - $140

2 See reconciliation of 2018 GAAP to non-GAAP financial guidance at conclusion of this press release.

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's first quarter 2018 financial results, recent business highlights and 2018 outlook.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 6978298

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 6978298

A telephone replay will be available from approximately 11:00 a.m. ET on May 3, 2018 through midnight on May 9, 2018.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP costs and expenses and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, revenue, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of maternal and women's health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Intrarosa® (prasterone)
Intrarosa is a steroid indicated for the treatment of moderate to severe dyspareunia, a symptom of vulvar and vaginal atrophy, due to menopause. Intrarosa contains prasterone, a synthetic form of dehydroepiandrosterone (DHEA), which is an inactive endogenous sex steroid. Intrarosa is administered locally in the vagina, and is converted by enzymes in the body into androgens and estrogens. The mechanism of action is not fully established. In clinical studies, Intrarosa demonstrated efficacy through improvement in percentage of superficial cells and parabasal cells, pH and pain with intercourse.

Intrarosa is contraindicated in women with undiagnosed abnormal genital bleeding.

Estrogen is a metabolite of prasterone. Use of exogenous estrogen is contraindicated in women with a known or suspected history of breast cancer. Intrarosa has not been studied in women with a history of breast cancer.

In four 12-week randomized, placebo-controlled clinical trials, the most common adverse reaction with an incidence ≥2 percent was vaginal discharge. In one 52-week open-label clinical trial, the most common adverse reactions with an incidence ≥2 percent were vaginal discharge and abnormal pap smear. There were 11 cases of abnormal pap smears.

Please see full Prescribing Information available at www.intrarosa.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects reported with the Makena auto-injector use (and higher than with the Makena intramuscular injection) was injection site pain.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol injection)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of iron deficiency anemia (IDA) in adult patients with chronic kidney disease (CKD) and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by seven issued patents covering the composition and dosage form of the product. Six of the issued patents are listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Hypersensitivity reactions have occurred in patients in whom a previous Feraheme dose was tolerated. Patients with a history of multiple drug allergies may have a greater risk of anaphylaxis with parenteral iron products. Feraheme is contraindicated in patients with known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product. Feraheme may cause clinically significant hypotension. Excessive therapy with parenteral iron can lead to excess storage of iron and possible hemosiderosis. Administration of Feraheme may transiently affect the diagnostic ability of magnetic resonance imaging. The most common adverse reactions (≥ 2%) are diarrhea, headache, nausea, dizziness, hypotension, constipation, and peripheral edema.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing approximately 700,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

About Bremelanotide
Bremelanotide, an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for hypoactive sexual desire disorder (HSDD) in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of bremelanotide delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, bremelanotide met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients received bremelanotide.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Bremelanotide has no known alcohol interactions.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs about AMAG’s accomplishments and solid first quarter financial results, as well as expectations for continued strong commercial execution; expectations regarding AMAG's full year performance and financial guidance, including revenues, operating loss, and non-GAAP adjusted EBITDA; beliefs related to AMAG's opportunity to broaden and extend the Makena and Feraheme brands; the expected payment of $20 million to Palatin; expectations as to the FDA’s acceptance of the bremelanotide NDA; AMAG’s beliefs that it is well positioned to achieve its 2018 goals, including the updated 2018 guidance; plans to continue to invest in 2018 to build and grow a broad portfolio of differentiated long-lived assets; beliefs that AMAG will generate significant shareholder value; expected 2018 first quarter financial results, including revenues and year end cash and investments balances and total debt; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of Cbr Systems, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc.

– Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended March 31,
	2018	2017
Revenues:
Makena	$89,983	$86,455
Feraheme/MuGard	25,200	26,062
Cord Blood Registry	28,969	26,931
Intrarosa	2,165	—
Other revenues	39	24
Total revenues	146,356	139,472
Operating costs and expenses:
Cost of product sales	63,912	27,573
Cost of services	5,473	5,010
Research and development expenses	10,809	16,489
Acquired in-process research and development	20,000	60,000
Selling, general and administrative expenses	91,050	70,424
Total costs and expenses	191,244	179,496
Operating loss	(44,888)	(40,024)

Other (expense) income:
Interest expense	(15,977)	(18,300)
Interest and dividend income	644	1,031
Gains on investments, net	—	27
Total other expense	(15,333)	(17,242)
Loss before income taxes	(60,221)	(57,266)
Income tax benefit	(5,979)	(20,706)
Net loss	$(54,242)	$(36,560)

Net loss per share
Basic and diluted	$(1.59)	$(1.06)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	34,162	34,378

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$231,737	$192,114
Marketable securities	138,820	136,593
Accounts receivable, net	99,945	103,501
Inventories	31,598	37,356
Prepaid and other current assets	16,345	12,304
Total current assets	518,445	481,868
Property, plant and equipment, net	25,921	25,996
Goodwill	639,484	639,484
Intangible assets, net	648,206	704,470
Restricted cash	656	656
Other long-term assets	2,238	762
Total assets	$1,834,950	$1,853,236
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,371	$10,335
Accrued expenses	199,071	175,490
Current portion of convertible notes, net	20,460	—
Current portion of acquisition-related contingent consideration	50,007	49,399
Deferred revenues	42,510	42,494
Total current liabilities	329,419	277,718
Long-term liabilities:
Long-term debt, net	466,595	466,291
Convertible notes, net	251,508	268,392
Acquisition-related contingent consideration	660	686
Deferred tax liabilities	17,497	23,927
Deferred revenues	27,398	24,387
Other long-term liabilities	1,878	1,591
Total liabilities	1,094,955	1,062,992
Total stockholders’ equity	739,995	790,244
Total liabilities and stockholders’ equity	$1,834,950	$1,853,236

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(54,242)	$(36,560)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	59,485	27,994
Provision for bad debt expense	463	590
Amortization of premium/discount on purchased securities	67	113
Non-cash equity-based compensation expense	5,533	5,778
Amortization of debt discount and debt issuance costs	3,880	3,209
Gains on marketable securities, net	—	(143)
Change in fair value of contingent consideration	626	1,043
Deferred income taxes	(6,643)	(21,192)
Changes in operating assets and liabilities:
Accounts receivable, net	3,093	6,553
Inventories	3,534	(403)
Prepaid and other current assets	(3,720)	1,523
Accounts payable and accrued expenses	30,374	(4,622)
Deferred revenues	3,027	2,067
Other assets and liabilities	215	(486)
Net cash provided by (used in) operating activities	45,692	(14,536)
Cash flows from investing activities:
Proceeds from sales or maturities of marketable securities	18,225	128,512
Purchase of marketable securities	(21,102)	(129,241)
Capital expenditures	(923)	(658)
Net cash used in investing activities	(3,800)	(1,387)
Cash flows from financing activities:
Long-term debt principal payments	—	(4,375)
Payments of contingent consideration	(44)	(83)
Proceeds from the exercise of common stock options	123	152
Payments of employee tax withholding related to equity-based compensation	(2,348)	(1,322)
Net cash used in financing activities	(2,269)	(5,628)
Net increase (decrease) in cash, cash equivalents, and restricted cash	39,623	(21,551)
Cash, cash equivalents, and restricted cash at beginning of the period	192,770	276,898
Cash, cash equivalents, and restricted cash at end of the period	$232,393	$255,347
Supplemental data for cash flow information:
Cash paid for taxes	$136	$208
Cash paid for interest	$18,971	$26,195

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended March 31, 2018
(Unaudited, amounts in thousands)

	Revenue[3]	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$146,356	$63,912	$5,473	$10,809	$20,000	$91,050	$(44,888)
Depreciation and intangible asset amortization	—	(52,364)	(461)	—	—	(4,437)
Non-cash inventory step-up adjustments	—	(2,223)	—	—	—	—
Stock-based compensation	—	(200)	—	(720)	—	(4,466)
Adjustments to contingent consideration	—	—	—	—	—	(626)
Acquired IPR&D	—	—	—	—	(20,000)	—

Non-GAAP Adjusted	$146,356	$9,125	$5,012	$10,089	$—	$81,521	$40,609

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended March 31, 2017
(Unaudited, amounts in thousands)

	Revenue[3]	Cost of product sales	Cost of services	Research & development	Acquired in-process research and development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$139,472	$27,573	$5,010	$16,489	$60,000	$70,424	$(40,024)
Purchase accounting adjustments related to CBR deferred revenue	1,366	—	—	—	—	—
Depreciation and intangible asset amortization	—	(20,953)	(390)	(44)	—	(5,873)
Non-cash inventory step-up adjustments	—	(734)	—	—	—	—
Stock-based compensation	—	(129)	—	(756)	—	(4,893)
Adjustments to contingent consideration	—	—	—	—	—	(1,043)
Transaction/Acquisition-related costs	—	—	—	—	—	(1,462)
Acquired IPR&D	—	—	—	—	(60,000)	—

Non-GAAP Adjusted	$140,838	$5,757	$4,620	$15,689	$—	$57,153	$57,619

3 Going forward, the company will present GAAP revenue only, as historically the only difference between GAAP and non-GAAP revenue was an adjustment to purchase accounting related to CBR deferred revenue, which is now minimal.

AMAG Pharmaceuticals, Inc.
Reconciliation of 2018 Financial Guidance of Non-GAAP Adjusted EBITDA
(Unaudited, amounts in millions)

	2018 Financial Guidance
	Previous	Updated
GAAP operating loss	($147) - ($117)	($128) - ($108)
Depreciation and intangible asset amortization	200	200
Stock-based compensation	23	24
Non-cash inventory step up and adjustments to contingent consideration	4	4
Acquired IPR&D	20	20
Non-GAAP adjusted EBITDA	$100 - $130	$120 - $140

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended March 31
	2018		2017
Weighted average basic shares outstanding	34.2		34.4
Employee equity incentive awards	—	[4]	—	[4]
GAAP diluted shares outstanding	34.2		34.4
Employee equity incentive awards	0.2	[5]	0.6	[5]
Non-GAAP diluted shares outstanding	34.4		35.0

4 Employee equity incentive awards would be anti-dilutive in this period.
5 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424